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                                                                   Exhibit 10.29

                               NEON SYSTEMS, INC.

                         Compensation Committee Meeting

                                January 28, 2002

     A meeting of the Compensation Committee of the Board of Directors of NEON Systems, Inc. was held on January 28, 2002 following the monthly Meeting of the Board of Directors. Present in person were Messrs. John Moores, Charlie Noell, and Norris van den Berg. Present by telephone was Mr. George Ellis. Also present was the General Counsel, Mr. Wayne E. Webb.

                  CHIEF EXECUTIVE OFFICER COMPENSATION PACKAGE

As the first order of business, the Board considered the compensation package for Louis R. Woodhill, the Company's President and Chief Executive Officer. On October 15, 2001, the Board of Directors appointed Louis R. Woodhill as the President and Chief Executive Officer of NEON. Mr. Woodhill served as President and Chief Executive Officer from October 15, 2001 to December 31, 2001 without a compensation package. The Compensation Committee authorized a bonus of $135,000 based on Mr. Woodhill's achievement of a number of operational improvements resulting in a refocusing of NEON's strategic direction in the quarter ended December 31, 2001. Effective January 1, 2002, the Compensation Committee and the full Board of Directors approved an executive compensation plan setting Mr. Woodhill's annual compensation at a base salary of $450,000 and authorizing the grant of an option to purchase 400,000 shares under the 1999 Long-Term Incentive Plan with an exercise price equal to the closing price of NEON's common stock at the close of business on January 28, 2002. The Compensation Committee has determined that such compensation package is commensurate with its policies for setting the compensation of our Chief Executive Officer and is believed by the Compensation Committee to be consistent with similar positions at similar companies in the industry.